Exhibit 2.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC

CAROLINA REGIONAL CANCER CENTER, P.A.

R. STEVEN BASS, M.D.

PAUL GOETOWSKI, M.D.

AND

TODD WILLIAMS, M.D.

Dated as of April 1, 2010

TABLE OF CONTENTS

1.	Definitions	1
2.	Transaction	6
3.	Closing	12
4.	Representations and Warranties of Sellers	12
5.	Representations and Warranties of Buyer	25
6.	Pre-Closing Covenants	26
7.	Conditions Precedent	30
8.	Delivery of Documents	32
9.	Indemnification	34
10.	Non-Compete and Non-Solicitation	36
11.	Disclosure of Information	37
12.	Survival	38
13.	Further Assurances	38
14.	Termination	39
15.	Miscellaneous	40

i

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of April 1, 2010, by and among 21st Century Oncology of South Carolina, LLC, a South Carolina limited liability company (“Buyer”); R. Steven Bass, M.D., an individual (“Dr. Bass”). Paul Goetowski, M.D., an individual (“Dr. Goetowski”). and Todd Williams, M.D., an individual (“Dr. Williams” and, together with Dr. Bass and Dr. Goetowski, each a “Seller” and collectively, “Sellers”). Buyer and Sellers are referred to collectively in this Agreement as the “Parties.”

RECITALS

A. Sellers in the aggregate own all of the outstanding capital stock of Carolina Regional Cancer Center, P.A., a South Carolina professional association (the “Company”).

B. The Company is engaged in the business of owning, operating and managing a facility which provides radiation oncology services at the premises located at 4708 Oleander Drive, Myrtle Beach, South Carolina 29577 (the “Facility”).

C. Services are rendered at the Facility, in part, by three (3) linear accelerators that are operated pursuant to certificates of need (“CON”) and licenses issued by the South Carolina Department of Health and Environmental Control (“DHEC”).

D. The business, activities, ownership, operation, and management of the Facility and the provision by the Company of the technical and professional components of radiation oncology services at the Facility are referred to in this Agreement as the “Business.”

E. This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of the Company (the “Purchased Shares”) in return for cash.

F. Immediately prior to the Closing of the Transactions, Sellers shall cause the Company to take such actions as are necessary under the Laws of the State of South Carolina for the Company to be converted from a professional association into a business corporation (the “Conversion”).

G. Upon execution of this Agreement by Buyer, Buyer has deposited with Escrow Agent an earnest money deposit in the amount of One Million Dollars ($1,000,000.00) (the “Deposit”), to be applied to the Purchase Price at Closing in accordance with Section 2.2(a) of this Agreement, or to be paid upon the earlier termination of this Agreement in accordance with Section 14.2 herein.

NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following defined words and terms shall have the definitions and meanings indicated below:

“Action” means any action, litigation, suit, claim (including claims for deficiency, overpayment, recoupment, or refunds), appeal, plea, charge, complaint, demand, arbitration, mediation, hearing, proceeding, or Governmental or Regulatory Authority investigation, audit, inquiry, assessment, or similar event or occurrence, including, without limitation, demand or directive letters or correspondence, or notice regarding any of the above.

“Affiliate” shall mean, as to any “Person” (as hereinafter defined), any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract (including through the exercise of rights under administrative services agreements, and transition agreement and stock pledges) or otherwise.

“Agreement” means this Stock Purchase Agreement, the Exhibits and the Disclosure Schedule, and the certificates and certifications delivered in accordance herewith, as the same are amended from time to time.

“Benefit Plan” means any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare, or other employee benefit plans, together with all related trusts, insurance and annuity contracts, funding media and related agreements and arrangements related thereto, established, managed or administered by the Company, or any predecessor, existing at the Closing Date or prior thereto, or to which the Company contributes or has contributed or which the Company sponsors, maintains, or to which the Company is otherwise legally bound.

“Business” has the meaning ascribed to it in the recitals of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of South Carolina are authorized or obligated to close.

“Buyer Indemnitees” is defined in Section 9.1.

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Closing Payment” is defined in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted or as otherwise modified by the rules and regulations issued thereunder, in each case as in effect from time to time, with any references to specific sections of the Code construed also to refer to any predecessor or successor sections thereof.

“Collection Agreement” is defined in Section 8.1(d).

“Competing Business” is defined in Section 10.1(a).

“Computer Licenses” is defined in Section 4.22.

“Computer Software” is defined in Section 4.22.

“Confidential Information” is defined in Section 11.1.

“Control” of a Person shall mean the power, whether direct or indirect, to direct or cause the direction of the management and policies of such Person whether through the ownership of Equity Interests, by contract or agreement or otherwise.

“Deposit” is defined in the Recitals to this Agreement.

“DHEC” is defined in the Recitals to this Agreement.

“Disclosure Schedule” means the record delivered to Buyer by Sellers herewith and dated as of the date hereof (as may be supplemented or updated in accordance with Section 6.7) and attached hereto, containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

“POL” means the United States Department of Labor.

“Due Date” is defined in Section 9.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time, with any references to specific sections of ERISA construed also to refer to any predecessor or successor sections thereof.

“Equity Interests” shall mean, with respect to any Person, any capital stock or other equity interests issued by such Person (including, membership interests, partnership interests or other ownership or proprietary interests or the right to share in the earnings of such Person), and includes any options, warrants or other securities or rights issued by such Person that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of such Person.

“Escrow Agent” is defined in Section 2.2(c).

“Escrow Agreement” is defined in Section 2.2(c).

“Escrow Amount” is defined in Section 2.2(c).

“Facility” is defined in the Recitals to this Agreement.

“Financial Statements” is defined in Section 4.9.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental or Regulatory Authority” shall mean any (a) court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States of America and any other foreign country or any domestic or foreign state, county, city or other political subdivision of any kind; or (b) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Substance” shall include, without limitation, gasoline, oil and other petroleum products, explosives, radioactive materials, and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any Laws, including asbestos and asbestos-containing materials.

“Indebtedness” with respect to any Person means all obligations of such Person (a) for borrowed money or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letters of credit), (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, or (e) all guarantees by such Person.

“Indemnifying Party” is defined in Section 9.4.

“Indemnitee” is defined in Section 9.4.

“Interim Date” is defined in Section 4.10.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person (including the actual knowledge of the officers and directors of such Person if an entity).

“Law” means all statutes, laws, rules, regulations, ordinances, Orders, and other pronouncements having the effect of law of the United States of America, any other country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liens” means all claims, mortgages, pledges, liens, charges, security interests, restrictions, easements, liabilities, claims, encumbrances or adverse interests of every nature whatsoever, other than liens for Taxes not yet due and payable.

“Leased Real Property” is defined in Section 4.27.

“Losses” is defined in Section 9.1.

“Material Agreements” is defined in Section 4.17.

“Order” means any writ, judgment, decree, injunction or similar order or ruling of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permits” means all licenses, certificates, variances, certifications, permits, approvals, franchises, notices, and authorizations to do business issued by any Governmental or Regulatory Authority.

“Pavor Programs” is defined in Section 4.19.

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, limited liability company, limited liability partnership, business trust, business organization, joint stock company, trust, association, joint venture, or other entity or enterprise of whatever nature, or Governmental or Regulatory Authority.

“Physician Employment Agreements” is defined in Section 8.2(h) hereof.

“Purchase Price” is defined in Section 2.2(a).

“Real Property Lease” is defined in Section 8.2(h).

“Reimbursement Agreements” is defined in Section 4.18.

“Section 338(h)(10) Election” is defined in Section 2.5.

“Seller Consents” means all consents, approvals, notifications, or authorizations of, or filings with, any Governmental or Regulatory Authority or any other Person that are required to be obtained by the Company and/or Sellers in connection with the execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the approval of or consent to the Transactions from, or the issuance of new or amended CONs by, DHEC.

“Seller Indemnification Cap” is defined in Section 9.3.

“Seller Indemnitees” is defined in Section 9.2.

“Service Area” is defined in Section 10.1 (a).

“SGR” is defined in Section 14.2.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any tax return, declaration, report, claim for refund, or information return or statement relating to Taxes arising, accruing, or for which an obligation to file exists, including any schedule or attachment thereto and including any amendment thereof, which shall be filed with any and all appropriate taxing authorities, revenue collection authorities, and such other appropriate Governmental or Regulatory Authority.

“Termination Payment” is defined in Section 14.2.

“Transactions” means the transactions contemplated by this Agreement and each of the other Transaction Documents.

“Transaction Documents” means this Agreement, the Real Property Lease, the Employment Agreements, the Escrow Agreement, the Collection Agreement, and all other agreements and instruments as shall be necessary to effect the Transactions.

2. Transaction.

2.1 Sale and Purchase. Subject to and upon satisfaction or waiver of the terms and conditions of this Agreement, at the Closing (as defined in Section 3 herein), Sellers shall sell, transfer and convey to Buyer, and Buyer shall purchase from Sellers, all right, title and interest in and to the Purchased Shares, free and clear of any and all Liens.

2.2 Purchase Price. Subject to the potential adjustments described in Sections 2.2(b) and 2.3(c) below, as consideration for the sale, assignment, conveyance, transfer, and delivery of the Purchased Shares, Buyer shall pay to Sellers an aggregate amount equal to Thirty Three Million and 00/100 Dollars ($33,000,000.00) (such amount, the “Purchase Price”), which Purchase Price shall be payable as follows:

(a) At the Closing, Buyer shall deliver to Sellers an amount (the “Closing Payment”) equal to (i) Twenty Nine Million Three Hundred Sixty Thousand Dollars ($29,360,000.00), minus (ii) the Indebtedness to be paid at Closing on behalf of Sellers as provided in Subsection 2.2(b) below, and contemporaneously therewith, Sellers shall cause the Escrow Agent to release the Deposit to Sellers. Buyer shall pay the Closing Payment by wire transfer to such account(s) as Sellers shall designate in writing not less than five (5) days prior to the Closing.

(b) Buyer, at Sellers’ direction and on behalf of Sellers and the Company, shall pay at the Closing out of the Purchase Price, by wire transfer, the Company’s aggregate Indebtedness under any debt instrument secured in full or in part by Liens on the Company’s assets, all as set forth in Schedule 2.2(b) of the Disclosure Schedule.

(c) Pursuant to the terms of that certain Escrow Agreement attached hereto as Exhibit 2.2(c) (the “Escrow Agreement”), at the Closing, Buyer shall hold back and deposit the sum of Two Million Six Hundred Forty Thousand Dollars ($2,640,000.00) (the “Escrow Amount”) in escrow for a period of eighteen (18) months with Wachovia Bank, N.A. (the “Escrow Agent”). Pursuant to the terms of the Escrow Agreement, the Escrow Amount will be released to Sellers in three (3) installments, with one-half of such Escrow Amount to be released on the six (6) month anniversary of the Closing Date, and one-half of the remaining balance of such Escrow Amount to be released on the twelve (12) and eighteen (18) month anniversaries of the Closing Date. All such disbursements shall be made subject to and in accordance with the terms of the Escrow Agreement, and shall include release of a portion of the earnings on the Escrow Amount equal to the percentage of the Escrow Amount being released.

2.3 Excluded Items; Closing Adjustments.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the following assets of the Company shall remain the separate assets of Sellers following the Closing Date and, if applicable, may be removed or distributed from the Company to Sellers (or Sellers’ assignee) without restriction at any time before or after the Closing (and Buyer shall take such actions as may be necessary after Closing to transfer such items to Sellers, subject to the terms set forth herein):

(i) all prepaid expenses of the Company (which shall be adjusted for in accordance with Section 2.3(c)(ii) below);

(ii) all accounts receivable of the Company existing as of 11:59 p.m. on the day immediately preceding the Closing Date (which shall be collected by Buyer on behalf of Sellers pursuant to the terms of the Collection Agreement);

(iii) all amounts due to the Company for professional services provided but not billed as of 11:59 p.m. on the day immediately preceding the Closing Date (which shall be billed and collected by Buyer on behalf of Sellers pursuant to the terms of the Collection Agreement);

(iv) all cash, cash equivalents, securities, short-term investments, and other investments of the Company.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the following liabilities of the Company shall not be assumed by Buyer, shall remain liabilities of Sellers following the Closing Date, and Sellers shall satisfy all such liabilities following the Closing Date as provided herein:

(i) All accounts payable of the Company incurred for the period prior to, and outstanding on, the Closing Date (other than any amounts to be paid by Buyer pursuant to Section 2.2(b) hereof). Specifically included in the Company’s accounts payable are all accounting, legal and consultant charges and fees incurred by the Company as a result of the Transactions.

(ii) All accrued but unpaid expenses of the Company through the Closing Date, including, without limitation, all accrued but unpaid vacation, sick and personal days earned by employees of the Company (provided, however, that any employee deficit in accrued vacation, sick and personal days listed in Schedule 2.3(b)(ii) of the Disclosure Schedule will be considered a prepaid expense credited to Sellers).

(iii) Any liabilities associated with the 401(k)/Profit Sharing Plan and Trust of Carolina Regional Cancer Center, P.A. Sellers will cause such plan to be terminated effective immediately before Closing, with no further liability to the Company other than ordinary post-termination winding-up filings and related activities handled after Closing by the Company’s or Buyer’s human resources department relating to termination of the plan.

(c) On the Closing Date, the Purchase Price (and the Closing Payment) shall be adjusted as follows:

(i) the Closing Payment shall be increased by the amount of all security deposits deposited by or on behalf of the Company, each of which is listed on Schedule 2.3(c)(i) of the Disclosure Schedule; and

(ii) all prepaid expenses relating to the Business as of the Closing Date, as set forth in Schedule 2,3(c)(ii) of the Disclosure Schedule, shall be prorated between Sellers and Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date (pro rated based on the number of days before and after the Closing Date included in the applicable billing period) (the “Prepaid Expenses”). All Prepaid Expenses shall be apportioned into two (2) portions, one portion corresponding to the period as of 11:59 p.m. on the day immediately preceding the Closing Date and the other portion corresponding to the period commencing on and after the Closing Date (the “Seller Portion”). The Closing Payment shall be increased by the Seller Portion.

(d) Certain excluded items and adjustments described in this Section 2.3 may include items payable by Sellers for which Buyer is better situated to process payment after Closing due to Buyer’s possession of the relevant books, records, systems, and personnel. Furthermore, certain payables with respect to a pre-Closing period may not be invoiced until after Closing. At the request of Sellers, Buyer will pay any such items as and when due, and within ninety (90) days after Closing, Buyer and Sellers shall cooperate to review any such items and determine the amounts owed by Buyer or Sellers with respect thereto (with respect to any amounts not determinable within such ninety (90) day period, the parties will mutually agree on the appropriate amount). Any amounts that straddle closing, such as utility bills, will be prorated based on the number of days in the period prior to Closing and the number of days in the total period. Upon final determination of the amounts owed, Sellers will promptly reimburse Buyer for Sellers’ obligations paid by Buyer. Any obligations to employees of the Company (such as retirement plan payments) accrued and payable as of Closing shall be the responsibility of Sellers and will be paid by the Company in a final payroll run after Closing.

2.4 Arrangement Concerning “Hope That Grows” Servicemark. Notwithstanding any provision of this Agreement to the contrary, Buyer hereby grants to Dr. Bass an option (the “Option”‘) to acquire all right, title and interest of the Company in and to the service mark “Hope that Grows” (U.S. Serial No. 77629414) (the “Servicemark”) for Five Thousand Dollars ($5,000.00). The Option must be exercised by Dr. Bass within twelve (12) months of the Closing Date by delivery of written notice to Buyer and the Company. If Dr. Bass timely exercises such Option, Dr. Bass and the Company shall enter into an Intellectual Property Assignment Agreement in a form mutually acceptable to Dr. Bass and the Company and his and its respective counsel. The Parties further agree that following any exercise of the Option, Dr. Bass shall grant to the Company a perpetual, non-exclusive, royalty free license to continue to use the Servicemark in the same manner as before the Option exercise, in connection with services offered by the Company as of Closing.

2.5 Code Section 338 Election. Sellers acknowledge and agree that Buyer intends to effect and preserve a timely Section 338(h)(10) election in accordance with the requirements of Section 338 of the Code (and any corresponding elections under state or local Tax Law) in respect of Buyer’s purchase of the Purchased Shares hereunder. The Company and Sellers shall join with Buyer in making an election under Section 338(h)(10) (and any corresponding election under state, local and foreign Tax law) with respect to the purchase and sale of the Purchased Shares (collectively, a “Section 338(h)(10) Election”). Sellers shall include any income, gain, loss, deduction or other Tax items resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. Sellers shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Section 1374 of the Code, (ii) any Tax imposed on the Company’s gain, and Sellers shall indemnify Buyer, Company against any Losses arising out of any failure to pay such Taxes. If the Parties are unable to mutually agree upon an allocation of the Purchase Price among the assets of the Company to effect the Section 338(h)(10) Election prior to the Closing Date, the Parties shall jointly designate a qualified appraiser, at the expense of Buyer, who will determine the fair market value of the Company’s assets, which determination will be used as the basis for such allocation. The allocation of the Purchase Price among the assets of the Company, as determined in accordance with the preceding sentence, shall be attached hereto as Schedule 2.5 of the Disclosure Schedule prior to the Closing Date. Sellers and Buyer shall report the sale of the Purchased Shares consistently in accordance with such purchase price allocation and shall take no position contrary thereto or inconsistent therewith in any Tax Return, and discussion with or proceeding before any taxing authority, or otherwise.

(a) Sellers shall reasonably cooperate with Buyer and make available to Buyer such Tax data and other information as may be required by Buyer to timely file the Section 338(h)(10) Election. If Sellers and Buyer mutually agree to amend the Section 338(h)(10) Election on Form 8023, then Sellers shall promptly and timely execute and deliver to Buyer any amendments to Form 8023 subsequent to the filing of the Section 338(h)(10) Election (and any comparable state and local forms) and attachments which are required to be filed under applicable Law and are reasonably requested by Buyer. Sellers and Buyer shall (i) comply with all of the requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder, and (ii) take no action which is inconsistent with the requirements for filing the Section 338(h)(10) Election under the Code and the applicable Treasury Regulations.

(b) On or before the Closing, the Parties shall complete four (4) original copies of an Internal Revenue Form 8023 (“Election under Section 338 for Corporations Making Qualified Stock Purchases”), completed as reasonably agreed by the Parties and duly executed by the Parties and consistent with the Purchase Price allocation schedule reflected on Schedule 2.5 of the Disclosure Schedule. Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election and shall provide Sellers with copies of (a) any necessary corrections, amendments, or supplements to such Form 8023 as reasonably required by Buyer; (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (iii) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Section 338(h)(10) Election. At the request of Buyer, Sellers shall execute and deliver to Buyer, within seven (7) days after a request therefore by Buyer, such documents or forms as are required by any Tax Laws to complete properly the Section 338(h)(10) Election.

2.6 Taxes.

(a) Within the time period required by the Internal Revenue Service, Sellers shall prepare and file the income Tax Returns and submissions required to be filed by Sellers and the Company with respect to the period before the Closing and for the transactions that are deemed to occur from the Section 338(h)(10) Election. Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) election on their Tax Returns to the extent required by applicable Law. All Tax Returns for Taxes other than income Taxes for periods that include but do not end on the Closing Date (the “Straddle Period” and such returns the “Straddle Period Returns”) shall be prepared or caused to be prepared by Buyer and filed by the Company after Closing. At least thirty (30) days prior to filing any Straddle Period Returns, Buyer shall provide a copy of such Straddle Period Returns to Sellers for their review. Buyer shall make available to Sellers upon reasonable advance notice all books and records and Company personnel reasonably required by Sellers to prepare such Tax Returns. The parties intend that the Company will effect a final payroll after Closing for the period ending on the Closing Date, which payroll expense will be Sellers’ responsibility.

(b) Within twenty (20) days after receiving a copy of the Straddle Period Returns, Sellers shall notify Buyer if they have any objections to such Straddle Period Returns or the contents thereof. If Sellers have not objected to the proposed Straddle Period Returns or the contents thereof within twenty (20) days after receiving same, Sellers shall be deemed to accept the same. If Sellers object to the proposed Straddle Period Returns and/or the contents thereof, Sellers shall provide a notice of such objection together with a statement describing in reasonable detail the basis for such objection within twenty (20) days after receiving such Straddle Period Returns. If Sellers deliver such a notice of objection, then Sellers and Buyer shall undertake in good faith to resolve the issues raised in such objection prior to the due date for filing any such Straddle Period Returns. All Tax obligations for the Straddle Period shall be allocated to the pre-Closing or post-Closing period in a manner that equitably assigns the

Tax liability to the period to which it pertains, as follows: (i) the amount of any Taxes based on or measured by income or receipts of the Company for a Straddle Period shall be allocated to the pre-Closing period based on the pro-rata portion of such pre-Closing income or receipts to the total income or receipts of the Company for the entire Straddle Period, and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the pre-Closing period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) If Buyer and Sellers are unable to resolve any issue prior to the due date for filing any such Straddle Period Return in question (either as to the Tax Return or the allocation of the Tax to the pre-Closing or post-Closing period), then Buyer and Sellers shall jointly engage a “Big 4” accounting firm or regional auditing firm with a substantial presence in South Carolina mutually acceptable to Buyer and Sellers (the “Accountant Arbitrator”). If Buyer and Sellers are unable to agree on the Accountant Arbitrator within five (5) days, then the Accountant Arbitrator shall be designated jointly by the independent accountants of Buyer and the Sellers within five (5) days. The Accountant Arbitrator shall resolve all remaining issues in accordance herewith within thirty (30) business days from its designation. The Accountant Arbitrator shall be instructed to and must limit its determination(s) only to the remaining disputed items and shall make its determinations based upon the consistent application of the accounting methods and practices of Sellers and the Company. All determinations by the Accountant Arbitrator shall be final and binding upon the Parties for purposes of this Section 2.6, absent fraud or manifest error. The fees and expenses of the Accountant Arbitrator shall be borne equally by the Parties.

(d) Notwithstanding the foregoing, if the Accountant Arbitrator is unable to make its determination prior to the due date for filing any Straddle Period Return in question, then Buyer and/or the Company (as applicable) may treat such item, solely for purposes of filing the applicable Straddle Period Return, as it determines in its sole discretion and may cause such Straddle Period Return to be filed; provided, however, that in such case, the Accountant Arbitrator shall make its determination with respect to the disputed items as soon as practicable and the determination shall control the rights and obligations of the Parties under this Agreement (such rights shall include causing Buyer and/or the Company (as applicable) to amend previously filed Straddle Period Returns to comply with the Accountant Arbitrator’s determination).

(e) Sellers shall be responsible for any and all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) due and owing by Sellers or the Company that result from this Transaction, and, at their own expense, shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(f) The Company and Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Section 1361 and Code Section 1362. The Company and Sellers shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Section 1361 and Code Section 1362.

(g) Buyer and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Sellers and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statue of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(h) Buyer and Sellers further agree, upon prior written request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions contemplated hereby).

(i) All tax-sharing agreements or similar agreements with respect to or involving the Company shall be listed on Schedule 6.10 of the Disclosure Schedule and shall be terminated as of the Closing date and, after the Closing Date, the Company shall not be bound thereby or have any further liability thereunder.

3. Closing. The closing of this Transaction (the “Closing”) shall take place at a location designated by Sellers in Myrtle Beach, South Carolina or, upon mutual agreement of the Buyer and Sellers, by telephone, mail, electronic mail and/or facsimile or at a location mutually agreed upon by the Parties. The date on which the Closing takes place is referred to herein as the “Closing Date.” Closing shall be held on a date mutually agreed between Buyer and Sellers within twenty (20) days after receipt of all necessary Permits and approvals as described in Section 7.l (d).

4. Representations and Warranties of Sellers. In order to induce Buyer to enter in this Agreement and to consummate the Transactions, each Seller hereby, severally and not jointly (in proportion to each Seller’s percentage ownership in the Purchased Shares), represents and warrants to Buyer as of the date hereof:

4.1 Authorization of Transaction. Each Seller, on behalf of himself and no other Seller, represents and warrants to Buyer that: (a) Seller is an individual residing in the State of South Carolina; (b) Seller has the power and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party, and to perform fully his obligations hereunder and thereunder, and (c) this Agreement has been, and the other Transaction Documents have been or when executed will be, duly executed and delivered by Seller, and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.2 Non-Contravention as to Sellers. Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Law or Order to which any Seller is subject, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he or it is bound or to which any of his or its assets are subject, or (c) result in the imposition or creation of a Lien upon or with respect to the Purchased Shares.

4.3 Brokers’ Fees. Neither Sellers nor the Company has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

4.4 Capitalization of the Company; Purchased Shares. The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of common stock. There are no outstanding shares of capital stock of the Company other than the Purchased Shares. Except as set forth in Schedule 4.4, Sellers own and hold the Purchased Shares beneficially and of record and have good title to the Shares free and clear of all restrictions on transfer, Liens, encumbrances, Taxes, options, warrants, purchase rights, contracts, commitments, claims, and demands, except for shareholder agreements among the Sellers that will be terminated as of Closing. All of the Purchased Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except for this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company to issue, transfer or sell any securities or Equity Interest of the Company. There is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Purchased Shares, except pursuant to shareholders agreement to be terminated at Closing. The Company does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, any securities or other equity interest of, or any interest convertible into or exchangeable or exercisable for securities or other equity interests of, any person or entity. There are no registration rights agreements, voting trusts, stockholders agreements, proxies or other agreements to which the Company is a party or among the stockholders of the Company with respect to the registration, voting or transfer of any capital stock of the Company, other than shareholder agreements among the Sellers that will be terminated at Closing. No preemptive rights, rights of first refusal or similar rights exist with respect to any capital stock of the Company, and no such rights arise or become exercisable by virtue of or in connection with the Transactions. There are no outstanding stock appreciation, stock unit, profit participation or other similar rights with respect to the Company.

4.5 Organization, Qualification and Authority. The Company is a professional association (and as of the Closing Date will be a corporation after the Conversion is complete) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is in good standing under the Laws of each country and jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Business in the manner in which it is presently conducted and to own and use the properties owned and used by the Company. Schedule 4.5 of the Disclosure Schedule lists the directors and officers of the Company. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws or other formation and organizational documents for the Company (as amended to date). The minute books (containing the records of meetings of the members, stockholders, the board of directors, and the managers, or any committee thereof), and the stock certificate or membership interest books for the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws or other organizational documents.

4.6 Capitalization of the Company. All of the outstanding Equity Interests of the Company are owned by Sellers as set forth on Schedule 4.6 of the Disclosure Schedule. All of the Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are held beneficially and of record by Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its Equity Interests. Except as set forth in Schedule 4.6, (a) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company; and (b) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Equity Interests of the Company.

4.7 Title to the Assets. The Company has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by the Company in the conduct of its Business (personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Financial Statements, and (b) all the properties and assets purchased or otherwise contracted for by the Company since the Interim Date (except for properties and assets reflected in the Financial Statements or acquired or otherwise contracted for since the Interim Date that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on Schedule 4.7 of the Disclosure Schedule. The property, plant and equipment of the Company are adequate and suitable in all material respects for the purposes for which they are presently being used. Buyer has had an opportunity to inspect the property, plant and equipment of the Company and shall take such property, plant and equipment AS IS, WHERE IS, AND SELLERS DISCLAIM ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND AS TO SUCH ASSETS NOT EXPRESSLY STATED HEREIN, WHICH DISCLAIMER SHALL INCLUDE WITHOUT LIMITATION ALL REPRESENTATIONS (A) AS TO THE DESIGN, QUALITY OR CONDITION OF THE ASSETS; (B) AS TO THE MATERIAL OR WORKMANSHIP IN THE ASSETS; AND (C) AS TO MERCHANTABILITY OR FITNESS OF THE ASSETS FOR ANY PARTICULAR PURPOSE.

4.8 Subsidiaries. The Company has no Subsidiaries.

4.9 Financial Statements. Sellers have delivered to Buyer copies of the audited financial statements of the Company for the years ended December 31, 2005, December 31, 2006, December 31, 2007, and December 31, 2008, and internally prepared unaudited financial statements for the twelve (12) month periods ended December 31, 2009 (collectively, the “Financial Statements”). Except for the variations expressly noted in Schedule 4.9 of the Disclosure Schedule, all of the Financial Statements have been prepared from the financial records of the Company in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete). The

Financial Statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and include all adjustments necessary for such fair presentation in all material respects.

4.10 Absence of Certain Changes. Except as specifically set forth on Schedule 4.10 of the Disclosure Schedule, since December 31, 2009 (the “Interim Date”) the Company has not: (a) incurred any material liability or material obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business; (b) permitted any of its assets to be subjected to any Lien other than Liens of record; (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business; (d) made any capital expenditure or commitment therefor which, individually or in the aggregate, exceeded $50,000; (e) other than in the ordinary course of business, declared or paid any dividends or made any distributions on any of their Equity Interests, or redeemed, purchased or otherwise acquired any of their Equity Interests or any Option, or other right to purchase or acquire any of their Equity Interests; (f) made any bonus or profit sharing distribution other than in the ordinary course of business; (g) increased or prepaid its Indebtedness, except current borrowings under bank credit lines listed on Schedule 4.10 of the Disclosure Schedule in the ordinary course of business, or made any loan to any Person; (h) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business consistent with past practice; (i) other than in accordance with written contracts or consistent with past practice, granted any increase in the rate of wages, salaries, bonuses or other remuneration of (A) any employee who, whether as a result of such increase or prior thereto, receives aggregate compensation from the Company at an annual rate of $110,000 or more, or (B) except in the ordinary course of business, of any other employee; (j) canceled or waived any claims or rights of material value; (k) made any change in any method of accounting procedures; (1) otherwise conducted the Business or entered into any material transaction, except in the ordinary course of their business; (m) amended or terminated any Material Agreements; (n) renewed, extended or modified any lease for real property, or, except in the ordinary course of business, any lease of personal property; (o) agreed, whether or not in writing, to do any of the foregoing (except for Transactions); or (p) experienced or incurred any material and adverse effect on its assets, liabilities, results of operation, business or condition (financial or otherwise) (excluding changes in the economy generally or changes generally affecting the industry in which the Company is engaged).

4.11 Certain Payments. None of Sellers or the Company, or any of their respective directors, officers, agents, or employees or any other Person associated with or acting for or on behalf of any of them has directly or indirectly in connection with the Business: (a) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, including without limitation: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (b) established or maintained any fund or asset that has not been recorded in the Company’s books and records.

4.12 Non-Contravention as to the Company; Required Consents.

(a) Except as set forth in Schedule 4.12, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Law or Order to which the Company is subject, or any provision of the charter, bylaws, or other governing documents of the Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject.

(b) No consents, approvals or authorizations of, or filings with, any Governmental or Regulatory Authority or any other Person are required to be obtained by the Company in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for the required consents set forth in Schedule 4.12 of the Disclosure Schedule.

4.13 Legal Matters. Except as set forth in Schedule 4.13 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of Sellers, threatened by or against any Seller or the Company. Sellers have no Knowledge of any facts or circumstances that could reasonably be expected to give rise to any Action that would be required to be disclosed under this Section 4.13 and that would be considered material.

4.14 Compliance with Applicable Law.

(a) General. Except as set forth on Schedule 4.14(a) of the Disclosure Schedule, none of Sellers, or the Company, is in default in any material respect under any, and Sellers and the Company have each complied in all material respects with all Laws and Orders applicable to Sellers and the Company, including, without limitation, (i) all Laws and Orders related or incident to the licensure, credentialing and certification of providers of radiation therapy, physicians and health professionals, (ii) health and safety matters, (iii) employment and labor laws, and (iv) health laws and regulations. Sellers do not have any Knowledge of any basis for assertion of any material violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any material violation of the foregoing. None of Sellers or the Company have received any notification of any asserted present or past failure to comply with any of the foregoing in any material respect that has not been satisfactorily responded to in the time period required thereunder.

(b) Permits. Set forth in Schedule 4.14(b) of the Disclosure Schedule is a complete and accurate list of all Permits held by the Company that relate to the operation of the Business. The Permits set forth in Schedule 4.14(b) of the Disclosure Schedule are all the Permits required for the conduct of the Business as currently operated. All the Permits set forth in Schedule 4.14(b) of the Disclosure Schedule are in full force and effect. To the Knowledge of Sellers, neither Sellers nor the Company has engaged in any activity that would cause or permit revocation or suspension of any Permit, and no Action seeking to or contemplating the revocation or suspension of any Permit is pending or threatened. To the Knowledge of Sellers, there are no existing defaults or events of default or events or state of facts which, with notice or lapse of time or both, would constitute a default by the Company under any Permit. Sellers have no Knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit.

(c) Medicare and Medicaid. Sellers and the Company are in compliance in all material respects with all Laws, rules and regulations of Medicare, Medicaid and other governmental health care programs, and have filed all claims and other forms in the manner prescribed by such Laws, rules and regulations. Except as set forth on Schedule 4.14(c) of the Disclosure Schedule, neither the Company nor any Seller has been subject to any audit relating to improper and/or fraudulent Medicare or Medicaid procedures or practices. There is no basis for any claim or request for recoupment or reimbursement from the Company or any Seller by, or for reimbursement by the Company or any Seller of, any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid. No deficiency (either individually or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or, to the Knowledge of Sellers, threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims or any other third party payor and to the Knowledge of Sellers there is no basis for any claims or requests for reimbursement.

4.15 Taxes.

(a) The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other Tax Returns, reports and declarations required to be filed by the Company prior to the Closing Date. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all respects and were prepared in substantial compliance with all applicable Laws. The Company has paid all Taxes due and payable with respect to the periods covered by such Tax Returns (as reflected thereon). The Company currently is not the beneficiaries of any extension of time within which to file any Tax Return. There are no Tax Liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. The Company has not incurred any Tax liability other than in the ordinary course of business. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth on Schedule 4.15 of the Disclosure Schedule), the Company has not been notified of any deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority and no written inquiries or notices have been received by the Company from any taxing authority with respect to possible claims for Taxes. Sellers have no reason to believe that such an inquiry or notice is pending or threatened or that there is a basis for any additional claims or assessments for Taxes. The Company has neither waived any statute of limitations in respect of Taxes nor agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No federal, state, or local Tax audits or other Actions are pending or being conducted with respect to the Company and the Company has not been notified or received written notice from any Taxing authority indicating an intent to open an audit or other review.

(d) Sellers have delivered to Buyer correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since 2006.

(e) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or haves any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state or local Law), as a transferee or successor, by contract, or otherwise.

(f) Any unpaid Taxes of the Company did not, as of the date of Closing, exceed the liability as accrued on the Financial Statements as of the date of Closing.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to Closing; (iii) installment sale or open transaction disposition made on or prior to Closing; or (iv) prepaid amount received on or prior to Closing.

(h) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Section 1361 and Code Section 1362 at all times during its existence, or for no less than ten (10) years prior to the Closing Date, and the Company will be an S corporation up to and including the Closing Date.

(i) Schedule 4.8 of the Disclosure Schedule indentifies each Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B). Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to an including the Closing Date.

(j) The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary has, in the past ten (10) years, acquired assets from another Person in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any Person that is a qualified subchapter S subsidiary.

4.16 Environmental Matters.

(a) Except as set forth in Schedule 4.16 of the Disclosure Schedule, no Hazardous Substance is present or at any time has been stored, treated, released, disposed of or discharged on, about, from or affecting the Facility during the period of any ownership, lease or occupancy thereof by the Company, in any material amounts, except for products that have been used, maintained and disposed of in compliance with all applicable Laws, rules and regulations and all applicable manufacturer instructions, and Sellers have no Knowledge of any liability that is based upon or related to any environmental condition, and to the Knowledge of Sellers there is no reasonable basis for any such liability arising.

(b) Except as set forth on Schedule 4.16 of the Disclosure Schedule, the Company has not, nor to the Knowledge of Sellers, has any prior or current owner, tenant or occupant of any part of the Facility, received (i) any notification or advice from or given or been required to have given any report or notice to any Governmental or Regulatory Authority or any other Person whatsoever involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about any of the Facilities or caused by the Company or any Affiliate thereof, or (ii) any complaint, order, citation or notice with regard to a Hazardous Substance or any other environmental health or safety matter affecting the Facility, or any business or operations conducted thereat under any applicable Law.

4.17 Agreements.

(a) Schedule 4.17 of the Disclosure Schedule contains a true, complete and accurate list of the following contracts and agreements to which the Company is a party, or by or to which the Company’s assets or properties are bound or subject (in each case, whether written or oral and including all amendments thereto, collectively, the “Material Agreements”):

(i) any agreement for the purchase or sale of materials, supplies, equipment, inventory, or services involving consideration in excess of $25,000.00;

(ii) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any Indebtedness, or any capitalized lease obligation, in excess of $25,000.00, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(iii) any contracts for the grant to any Person of any preferential rights to purchase any of the Company’s assets or properties;

(iv) any leases of real or personal property with respect to the Business, which provide for lease payments in excess of $25,000.00;

(v) any agreement with Sellers and their Affiliates;

(vi) any agreement concerning confidentiality or noncompetition;

(vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000.00 or providing severance benefits;

(viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(ix) any collective bargaining agreement;

(x) any agreement concerning a partnership or joint venture;

(xi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees; and

(xii) any agreements that are otherwise material to the Business which do not fit into one of the aforementioned categories.

(b) Sellers have delivered to Buyer a correct and complete copy of each written Material Agreement (as amended to date) and a written summary setting forth the terms and conditions of each oral Material Agreement. With respect to each such Material Agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) to the Knowledge of Sellers, no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any provision of the agreement.

4.18 Third Party Reimbursement. Except as set forth on Schedule 4.18 of the Disclosure Schedule, complete copies of all third party reimbursement agreements relating to the operation of the Business (the “Reimbursement Agreements”) that are currently in force have been delivered to Buyer prior to the execution of this Agreement. To the Knowledge of Sellers, there are no facts or circumstances that are likely to result in (a) the cancellation or non-renewal of any Reimbursement Agreement (except to the extent provided in a termination “without cause” provision); or (b) any retroactive adjustment by any payor under any Reimbursement Agreement.

4.19 Inspections and Investigations. Except as set forth and described in Schedule 4.19 of the Disclosure Schedule: (a) no right of the Company, and to the Knowledge of Sellers no right of any licensed professional or other individual employed by or under contract with the Company, to receive reimbursements pursuant to any government program or private non-governmental program under which the Company directly or indirectly receives payments (“Payor Programs”) related to the Business has been terminated or otherwise adversely affected as a result of any investigation or Action whether by any Governmental or Regulatory Authority or other third party; (b) none of Sellers, or the Company has, during the past five (5) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental or Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity nor has any Seller or the Company received any notice of deficiency during the past five (5) years in connection with the operations of the Business; and (c) there are not presently any noticed outstanding deficiencies or work orders related to the Business of any Governmental or Regulatory Authority having jurisdiction over the Company or the Business or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Payor Programs. Attached as part of Schedule 4.19 of the Disclosure Schedule are copies of all reports, correspondence, notices, and other documents relating to any matter described or referenced therein.

4.20 Fraud and Abuse; False Claims. Except as set forth and described in Schedule 4.20 of the Disclosure Schedule, neither the Company nor any Seller has engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. § 3729-3733, and the federal Champus statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. Sellers have no Knowledge of any facts or circumstances which could result in any claim by Medicare, Medicaid or any other Payor for any retroactive adjustments.

4.21 Rates and Reimbursement Appeals. Except as set forth in Schedule 4.21 of the Disclosure Schedule, none of Sellers or the Company has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental or Regulatory Authority or any administrator of any Payor Programs with respect to the Business.

4.22 Licenses. The Company does not produce or distribute any product, nor perform any service, under a proprietary license granted by another entity and has not licensed its rights in any current or planned products, designs or services to any other entities. The Company has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Business (the “Computer Software”). A list of all written licenses pertaining to the Computer Software (other than over-the-counter “shrink-wrap” software licenses) is set forth in Schedule 4.22 of the Disclosure Schedule attached hereto (the “Computer Licenses”). The Computer Licenses are valid and enforceable by the Company and the use of the Computer Software and the Computer Licenses do not infringe upon or conflict with the rights of any third party. The Company has not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Computer Licenses.

4.23 Insurance. The Company maintains insurance policies as set forth in Schedule 4.23 of the Disclosure Schedule. Such policies are in full force and effect and all premiums due thereon prior to or on the Closing Date have been paid in full. The Company shall maintain all such policies through the Closing Date. The Company has complied with all the provisions of such policies. A complete list and brief description of the insurance policies, including limits of coverage, maintained by the Company in connection with the Business is set forth in Schedule 4.23 of the Disclosure Schedule. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. Except as set forth on Schedule 4.23 of the Disclosure Schedule, the Company has not had any casualty loss or occurrence that may give rise to any claim of any kind not covered by insurance and Sellers have no Knowledge of any occurrence which may give rise to any claim of any kind not covered by insurance. Except as set forth on Schedule 4.23 of the Disclosure Schedule, no third party has filed any claim against the Company for personal injury or property damage of a kind for which liability insurance is generally available which is not covered by the Company’s insurance policies. All claims against the Company that are covered by insurance have been reported to the insurance carrier on a timely basis.

4.24 Intellectual Property. Set forth on Schedule 4.24 of the Disclosure Schedule is a list and brief description of all of the patents, registered and common law trademarks, service marks, trade names, copyrights and other similar rights of the Company and applications for each of the foregoing. The Company owns, or has licensed through valid and enforceable licensing agreements, all right, title and interest in and to all such proprietary rights. No adverse claims have been made and no dispute has arisen with respect to any of said proprietary rights, and the operations of the Business and the use by the Company of such proprietary rights do not involve infringement or claimed infringement of any patent, trademark, service mark, trade name, copyright, license or similar right.

4.25 Licensure. Each individual employed by or contracted with the Company to perform professional services is duly licensed to provide such services and to the Knowledge of Sellers is otherwise in compliance with all applicable Laws relating to such professional licensure and otherwise meets the applicable qualifications to provide such professional services. Each individual now or formerly employed by or contracted with the Company to provide professional services was duly licensed to provide such services during all applicable periods when such employee or independent contractor provided such services on behalf of the Company. The Company is in compliance with all applicable Laws relating to the corporate practice of the learned or licensed profession of medicine, and there are no claims, disputes, actions, suits, proceedings or investigations currently pending, filed, commenced or, to the Knowledge of Sellers, threatened against or affecting the Company relating to such laws and precedents. Sellers make no representations or warranties herein with respect to compliance of the Company with applicable Laws relating to the corporate practice of the learned or licensed profession of medicine as they relate to the Company’s operations following the Closing Date.

4.26 Books and Records. Except as set forth on Schedule 4.26 of the Disclosure Schedule, the books and records of the Company are complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company set forth in the Financial Statements. All of such books and records, including true and complete copies of all written contracts, have been made available for inspection by Buyer and its representatives.

4.27 Real Property. The Company does not own any real property. A list and description of all real property leased to or by the Company in connection with the Business or in which the Company has any interest in connection with the Business is set forth in Schedule 4.27 of the Disclosure Schedule (the “Leased Real Property”). The Leased Real Property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults thereunder on the part of the Company. Sellers have no Knowledge of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease.

4.28 The Facility.

(a) The buildings, appurtenances and fixtures comprising the Facility are in the aggregate sufficient to satisfy the Business’s current normal business activities as conducted there.

(b) The Facility: (i) has physical access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated transportation requirements of the Business as presently conducted at such parcel; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current sales levels and business activities as conducted at such location.

(c) The Company has not received notice of any condemnation proceeding or special assessment with respect to any portion of the Facility or any access thereto, and, to the Knowledge of Sellers, no proceedings or special assessments are contemplated or pending by any Governmental or Regulatory Authority.

4.29 Compensation. Set forth in Schedule 4.29(a) of the Disclosure Schedule is a list of all agreements between the Company and each person or entity employed by or independently contracting with the Company in connection with the Business and set forth in Schedule 4.29(b) of the Disclosure Schedule is a list of all employees of the Company and their respective positions, job categories, salaries and accrued benefits. Except as set forth in Schedule 4.29(c) of the Disclosure Schedule, the Transactions will not result in any liability for severance pay to any employee or independent contractor of the Company. Except as set forth in Schedule 4.29(d) of the Disclosure Schedule, the Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits or any ownership interest in the Company as a result of the Transactions.

4.30 Employee Benefit Plans. Except as set forth in Schedule 4.30 of the Disclosure Schedule, the Company does not maintain or sponsor, or contribute to, any Benefit Plan. All Benefit Plans in which the Company’s employees participate comply in all material respects with all requirements of the DOL and the IRS, and with all other applicable Laws, and neither the Company nor Sellers have taken or failed to take any action with respect to the Benefit Plans which could reasonably be expected to create any liability on the part of the Company, Sellers or Buyer. Each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with all requirements of ERISA and all other applicable Laws in respect of each such Benefit Plan. Sellers have furnished to Buyer summary descriptions of all Benefit Plans. The financial statements and annual reports and returns related to such Benefit Plans are true and correct in all material respects. In addition:

(a) Each Benefit Plan that is intended to be qualified under Section 401 (a) of the Code has timely received a favorable determination letter from the IRS since January 2002, stating that the Benefit Plan is so qualified, or the Benefit Plan is maintained on a pre-approved prototype plan that has timely received an opinion from the IRS on its tax qualification.

(b) There has not been any prohibited transaction (within the meaning of Section 405 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan (other than transactions to which a valid Prohibited Transaction Exemption approved by the DOL applies).

(c) The Company does not maintain, sponsor or contribute to or has maintained, sponsored or contributed to any defined benefit pension plan that is or was subject to the minimum funding requirements of Section 412 of the Code.

(d) The Company has made timely deposits to any 401(k) plan presently or previously sponsored or maintained by the Company, of all employee salary deferrals for compensation in accordance with applicable Laws and regulations under ERISA and the Code.

(e) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no Actions (including Actions Taxes, interest, penalties, or fines with respect thereto) pending or threatened with respect to any Benefit Plan.

(f) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Authority have been so filed on or before their due date.

(g) The Company is not party to any Benefit Plan or other arrangement that is a “nonqualified deferred compensation plan” subject to 409A of the Code.

4.31 Labor Relations. There have been no material violations of any Laws or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours. The Company has not engaged in any unfair labor practice or other unlawful employment practice and there are no outstanding charges of unfair labor practices or other employee-related complaints pending or, to the Knowledge of Sellers, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the DOL or any other Governmental or

Regulatory Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the Knowledge of Sellers, threatened against or involving any Seller or the Business. No issue with respect to union representation is pending or, to the Knowledge of Sellers, threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.

4.32 Financial Guaranties. Except as set forth on Schedule 4.32 of the Disclosure Schedule, the Company is not a financial guarantor or otherwise is liable for any liability or obligation (including Indebtedness) of any other third party.

4.33 Absence of Undisclosed Liabilities. None of Sellers or the Company has any liabilities or other obligations of any nature arising out of or relating to the Business except: (a) liabilities or other obligations as and to the extent reserved against as set forth in the Financial Statements; (b) liabilities or other obligations incurred after the Interim Date in the ordinary course of business consistent with past practice; (c) liabilities or other obligations that may become payable pursuant to this Agreement; or (d) as otherwise disclosed herein.

4.34 No Other and Representations and Warranties. Except for the representations and warranties set forth in this Section 4 and the Schedules relating to such representations and warranties, Sellers make no other representations or warranties, express, implied or otherwise, under or in connection with this Agreement, the Transactions and the other agreements and documents entered into in connection herewith.

4.35 Knowledge. Sellers are actively involved in the operation of the Business and as a result of such activities are in a position to have Knowledge of the subject matter of the representations and warranties made by Sellers in this Section 4.

4.36 Schedules. All Disclosure Schedules referenced herein and attached hereto are integral parts of this Agreement and are true, complete and correct. Any matter, information or item disclosed in a Schedule shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty or Schedule in this Agreement to which the relevance of such disclosure is reasonably apparent. The inclusion of any matter, information or item in any Disclosure Schedule shall not be deemed to constitute an admission of any liability by the Sellers or the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

5. Representations and Warranties of Buyer. In order to induce Sellers to enter into this Agreement and to consummate the Transactions, Buyer represents and warrants to Sellers as of the date hereof:

5.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the Laws of the State of South Carolina.

5.2 Authorization of Transaction. Buyer has full limited liability power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Except as set forth on Schedule 5.2 of the Disclosure Schedule, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental or Regulatory Agency in order to consummate the Transactions. The execution, delivery, and performance of this Agreement and all other Transaction Documents hereby have been duly authorized by Buyer.

5.3 Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Law or Order to which Buyer is subject, or any provision of its charter, bylaws, or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

5.4 Brokers’ Fees. Buyer has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

5.5 Litigation. There are no Actions pending or to the Knowledge of Buyer threatened, before any Governmental or Regulatory Authority, or before any arbitrator or mediator of any nature, domestic or foreign, brought by or against the Buyer involving, affecting or relating to the Transactions or which would prohibit Buyer from consummating the Transactions, nor is any basis known to Buyer for any such Action.

5.6 Financing. Buyer has funds available to pay the Purchase Price at Closing, or has the ability to finance the Purchase Price through credit arrangements currently in place.

6. Pre-Closing Covenants. During the period of time between the date hereof and the Closing Date, Sellers covenant and agree as follows:

6.1 Conduct of Business. Sellers will cause the Company to take any and all necessary action to conduct and operate the Business only in the usual and ordinary course, consistent with past practice. Without limiting the generality of the foregoing, and except as expressly contemplated in this Agreement or with respect to the Transactions, Sellers shall use commercially reasonable efforts to cause or permit the Company to:

(a) (i) preserve intact the present business organization and reputation of the Business, (ii) keep the Business and their respective properties substantially intact, including their present operations, physical facilities, assets, and working conditions, (iii) keep available (subject to dismissals, resignations and retirements in the ordinary course of business consistent with past practice or otherwise not within the Company’s Control) the services of the employees of the Business, (iv) maintain the goodwill of patients, suppliers, lenders, and other individuals or entities to whom the Company provides services or with whom the Company otherwise has significant business relationships in connection with the Business, and (v) continue all current sales, marketing and promotional activities relating to the Business;

(b) except to the extent required by applicable Law, (i) cause the books and records of the Business to be maintained in the usual, regular and ordinary manner, such that the books and records accurately reflect the Company’s income, expenses, assets and liabilities, and (ii) not make any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company that can be expected to adversely affect the Business or the assets; and

(c) comply with all Laws applicable to the Business and promptly following receipt thereof to give Buyer copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

6.2 Maintenance of Insurance. Sellers shall use commercially reasonable efforts to cause the Company to maintain substantially the same or comparable insurance to the present insurance of the Company, including, without limitation, the insurance coverage identified on Schedule 4.23 of the Disclosure Schedule.

6.3 Limitation on Salary Increases and Bonuses. Sellers shall ensure that the Company does not increase the rate of compensation, bonuses, fringe benefits or perquisites payable or to become payable by the Company to employees or agents, other than in the ordinary course of business and consistent with past practice or in accordance with written contracts.

6.4 Additional Restrictions. Except as otherwise provided in this Agreement or as set forth in Schedule 6.4 of the Disclosure Schedule, from the date of this Agreement to Closing or termination of this Agreement Sellers shall not cause or permit Company from any of the following without the consent of Buyer, not to be unreasonably withheld (and Norton L. Travis and Kerrin E. Gillespie shall be authorized to provide such consent of Buyer, shall respond within three (3) Business Days of any request for consent, and such consent may be evidenced by email confirmation from either of the above referenced individuals); provided, in the event Buyer refuses to provide such consent after Sellers notify Buyer in writing that such proposed action is considered by Sellers to be of material importance to Sellers, then Sellers may terminate this Agreement (in which case, Buyer shall receive return of the Deposit):

(a) acquiring, disposing of or making addition to any assets used or held for use in the conduct of the Business for more than $25,000, except in the ordinary course of business or, or creating or incurring any Liens;

(b) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Material Agreement to which the Company is a party or will become a party other than in the ordinary course of business (provided, the foregoing shall not apply to entering into managed care or participation agreements);

(c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Material Agreement to which the Company is a party;

(d) incurring, purchasing, canceling, prepaying (other than in the ordinary course of business) or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company, of any liabilities of or owing to the Company in connection with the Business;

(e) adopting, entering into or becoming bound by any Benefit Plan, employment-related contract or agreement or collective bargaining agreement with respect to the Business or any of the employees of the Company related to the Business or such other employees or agents, or amending, modifying or terminating (partially or completely) any Benefit Plan, employment-related contract or agreement or collective bargaining agreement, except to the extent required by applicable law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company reasonably believes to be reasonable is chosen;

(f) engaging in any transaction with respect to the Business, with any present or former officer, member, affiliate or associate of the Company, or any associate of any such officer or affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm’s-length basis; or

(g) entering into any document, instrument, agreement, contract or commitment to do or engage in any of the foregoing.

6.5 Taxes, Charges and Salaries. Sellers shall ensure that the Company causes to be paid when due (or within any extension of time permitted by applicable law) all Taxes due and payable prior to Closing, charges, salaries, costs, and expenses incurred by it in its business activities, unless contested in good faith with adequate reserves established therefor.

6.6 Press Releases; Statements. Except for such disclosure to the Parties’ professional advisors as may be necessary or appropriate and such public or other disclosure as may be required by any Law to which a Party is subject or in order to defend litigation, the Parties agree to use all reasonable efforts to maintain in confidence the existence and terms of this Agreement and the Transactions and no Party shall issue any press release or public statement without the prior written consent of the other Parties.

6.7 Supplemental Disclosure. Until the Closing Date, Sellers may amend the Disclosure Schedules in order to add information in the Disclosure Schedules necessary as a result of events occurring after the date of this Agreement in order to make each representation and warranty contained in Section 4 hereof true and correct; provided if any such addition discloses any event, condition or state of facts that, individually or in the aggregate, would result in a failure of any condition precedent set forth in Section 7.1, then Buyer may, at its option, cause this Agreement to be terminated without liability to Buyer (except for any prior material breach of this Agreement by Buyer) by giving written notice to Sellers and the Company within five (5) days after Sellers’ delivery of updated Disclosure Schedules. Alternatively, Buyer may, at its option, determine not to provide such written notice and, in such case, if the Closing occurs, this Agreement shall be deemed to have been amended (including for purposes of indemnification as set forth in Section 9 hereof) by substituting the Supplemental Schedules containing such additions for the original Disclosure Schedules. Notwithstanding any provision of this Agreement to the contrary, if Sellers add information to the Disclosure Schedules within three (3) days of the Closing Date that Buyer in its sole discretion deems to be material in nature, Buyer may postpone the Closing for three (3) business days in order to evaluate the newly disclosed information.

6.8 Employee Matters. During the period between the date hereof and the Closing Date, Buyer and its Affiliates shall be afforded the opportunity to engage the employees of the Company in negotiations regarding continued employment with the Company, or potential employment with Buyer and/or Buyer’s Affiliates, and shall use commercially reasonable efforts to retain all employees of the Company following the Closing Date. Furthermore, Buyer shall make an offer of employment to Collins Wakefield, the Chief Financial Officer of the Company on terms mutually agreeable to Buyer and Mr. Wakefield. Notwithstanding the foregoing, the Parties expressly understand and agree that nothing contained in this Agreement shall be deemed to require Buyer to employ any employee of the Company for any specific period of time. Additionally, Buyer shall permit Dr. Bass to maintain his current office at the Facility for twelve (12) months from the Closing Date.

6.9 Standstill. Sellers agree that during the period from and after the date hereof through the Closing Date, none of them shall authorize or permit any of their shareholders, directors, employees, representatives, agents, or Affiliates to, directly or indirectly, (a) initiate contact with any other Person in an effort to enter into any sale transaction with any other party in connection with the Company, the Business or the Purchased Shares; (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the Parties to any other Person in connection with any sale transaction with any other party in connection with the Company, the Business, or the Purchased Shares; (c) negotiate with any Person with respect to any sale transaction in connection with the Company, the Business and/or the Purchased Shares; and/or (d) enter into any agreement or understanding with any other Person with the intent to effect any arrangement related to the sale of all or substantially all of the Company’s capital stock or assets, any merger or other combination between the Company and any party not Affiliated with the Company or any joint venture not in the ordinary course of business with any other party in connection with the Company, the Business or the Purchased Shares. Sellers agree that they shall immediately give written notice to Buyer of any such proposed arrangement by any other Person of which such Sellers become aware.

6.10 Termination of Agreements. Sellers shall cause the Company to terminate the agreements set forth in Schedule 6.10 of the Disclosure Schedule, effective as of the Closing Date, without the obligation of the Company to pay any fees on or after the Closing Date (collectively, the “Terminated Agreements”); provided, staff of the Company shall be responsible for reasonable and customary post-termination actions with respect to termination of such agreements. Sellers shall reimburse Buyer its costs for any significant time devoted to such matters by Buyer employees, and all such matters shall be coordinated by Collins Wakefield. Any contribution obligations of the Company accrued as of the Closing Date shall be the responsibility of Sellers, and all such accrued obligations shall be reported as expenses incurred prior to the Closing Date for tax purposes.

6.11 Licenses, Permits and Governmental Authorizations. Buyer and Sellers recognize that the proposed Transactions will require either a request by Buyer for exemption from CON review or a Buyer CON application for new or amended CONs to DHEC. Each Party will cooperate with the other in taking such steps as are reasonably necessary to obtain an exemption from CON review or new or amended CONs and each of Buyer, on the one hand, and Sellers, on the other hand, shall bear their own costs associated with such matters. Buyer shall be responsible for preparation of any CON exemption requests or new or amended CON applications. Buyer shall exercise commercially reasonable efforts to coordinate the CON exemption and/or application process, with the reasonable assistance of Sellers as required, and shall keep Sellers informed of progress related thereto and shall make available to Sellers all associated information and correspondence. Nothing herein shall require Sellers to participate in or pursue any challenge to any CON contest or otherwise incur any significant expense in relation to the CON process.

6.12 Tax Matters. Without the prior written consent of Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

6.13 Audit Work Paper Review. Sellers have agreed to let Buyer review the audit work papers for 2008 and earlier years if requested. A representative of Sellers will be present at any such review, and Buyer will reimburse Sellers for any reasonable cost charged by Sellers’ auditors in connection with this engagement, provided such cost does not exceed $4,000.

7. Conditions Precedent.

7.1 Obligations of Buyer. The obligations of Buyer to enter into and complete the Transactions is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a) Representations and Warranties True as of Closing. Each of the representations and warranties of Sellers contained in this Agreement shall have been true and correct in all material respects (without duplication of any materiality qualifications included in such representations and warranties for the purposes of this Section 7.1(a)) as of the date of this Agreement and shall be true and correct in all material respects (without duplication of any materiality qualifications included in such representations and warranties for the purposes of this Section 7.1(a)) as of the Closing Date, with the same effect as though each of such representations and warranties had been made on and as of the Closing Date, other than any such representations and warranties made as of a specified date prior to the Closing Date, which shall be true and correct as of such date.

(b) Compliance with Agreement. Sellers shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to have been performed or complied with by it or them prior to or at the Closing.

(c) Closing Certificates. Buyer shall have received a certificate from an authorized officer, partner or member of each Seller, dated as of the Closing Date, certifying that the conditions specified in Sections 7.1(a) and 7.1(b) have been fulfilled.

(d) Governmental Licenses, Permits and Approvals. Any and all material Permits and approvals from any Governmental or Regulatory Agency required for Buyer and/or Sellers to lawfully enter into this Agreement or consummate the Closing of the Transactions shall have been obtained by such Party, including, without limitation, approval of or consent to the Transactions or issuance of an exemption from CON review, or the issuance of new or amended CONs, by DHEC. Buyer shall have received documentation satisfactory to Buyer in its reasonable discretion that the use of the premises on which the Facility is located (which will be leased to the Company following the Closing Date pursuant to the Real Property Lease) for medical offices and general offices, including, without limitation, the use and operation of the Facility, is permitted “as-of-right” or by variance that is not limited in duration under all applicable Laws (including local zoning and building codes and ordinances).

(e) Seller Consents. Sellers shall have obtained all Seller Consents necessary to complete the Transactions. All consents, permits and approvals from parties to any Material Agreements which may be required in connection with the performance by Sellers of its or their obligations under this Agreement and the other Transaction Documents, or to assure the continuance of such contracts or other agreements in full force and effect after the Closing Date (without any material breach by Sellers and without giving any contracting party the right to terminate or modify) shall also have been obtained by Sellers, as applicable.

(f) Litigation. No Action shall have been instituted before any court or Governmental or Regulatory Agency or instituted or threatened by any Governmental or Regulatory Agency to restrain or prevent the carrying out of the Transactions or to seek damages in connection with such Transactions.

(g) Closing Deliverables. Buyer shall have received the closing deliverables to be received at Closing pursuant to Section 8.2 hereof.

7.2 Obligations of Sellers. The obligations of Sellers to enter into and complete the Transactions is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Sellers in their sole discretion:

(a) Representations and Warranties True as of Closing. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for the purposes of this Section 7.2(a)) as of the date of this Agreement and shall be true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for the purposes of this Section 7.2(a)) as of the Closing Date, with the same effect as though each of such representations and warranties had been made on and as of the Closing Date, other than representations and warranties made as of a specified date, which shall be true and correct as of such date.

(b) Compliance with this Agreement. Buyer shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Closing Certificate. Sellers shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled.

(d) Closing Deliverables. Sellers shall have received the closing deliverables to the received at Closing pursuant to Section 8.1 hereof.

(e) Litigation. No Action shall have been instituted before any court or Governmental or Regulatory Agency or instituted or threatened by any Governmental or Regulatory Agency to restrain or prevent the carrying out of the Transactions or to seek damages in connection with such Transactions.

(f) Governmental Licenses, Permits and Approvals. Any and all material Permits and approvals from any Governmental or Regulatory Agency required for Buyer and/or Sellers to lawfully enter into this Agreement or consummate the Closing of the Transactions shall have been obtained by such Party, including, without limitation, approval of or consent to the Transactions or issuance of an exemption from CON review, or the issuance of new or amended CONs, by DHEC.

(g) Seller Consents. Sellers shall have obtained all Seller Consents necessary to complete the Transactions. All consents, permits and approvals from parties to any Material Agreements which may be required in connection with the performance by Sellers of its or their obligations under this Agreement and the other Transaction Documents, or to assure the continuance of such contracts or other agreements in full force and effect after the Closing Date (without any material breach by Sellers and without giving any contracting party the right to terminate or modify) shall also have been obtained by Sellers, as applicable.

(h) Other Agreements. The Company and the owner of the real property on which the Facility is located shall have entered into the Real Property Lease (as defined in Section 8.2(h)); Radiation Therapy Services Holdings, Inc. shall have entered into a Guaranty of the Real Property Lease in the form of Exhibit 8.1(f) hereto; the Company and each of Dr. Williams, Dr. Goetowski and Dr. Andrews shall have entered into the Physician Employment Agreement (as defined in Section 8.2(h)) in replacement of the prior employment agreement with the Company and waived any further rights arising under such prior agreement.

(i) Conversion. The Conversion shall have been effected to the reasonable satisfaction of Sellers.

8. Delivery of Documents.

8.1 Delivery of Buyer’s Documents. At the Closing, Buyer shall deliver to Sellers the following documents, any of which may be waived by Sellers in their sole discretion:

(a) certificates of an authorized officer of Buyer, dated as of the Closing Date, certifying as set forth in Sections 7.2(a) and 7.2(b);

(b) the Purchase Price;

(c) a counterpart to the Escrow Agreement, duly executed by Buyer;

(d) a counterpart to the Billing and Collection Agreement, in the form annexed hereto as Exhibit 8.1(d). duly executed by Buyer (the “Collection Agreement”);

(e) a legal opinion from counsel to the Buyer substantially in the form annexed hereto as Exhibit 8.1(e);

(f) the Real Property Lease duly executed by an officer of Company appointed by Buyer;

(g) a Guaranty of the Real Property Lease duly executed by Radiation Therapy Services Holdings, Inc. in the form annexed hereto as Exhibit 8.l(g); and

(h) all such other documents, instruments and agreements deemed reasonably necessary by Sellers or their counsel to effect the Transactions contemplated hereunder.

8.2 Sellers’ Closing Deliveries. At the Closing, Sellers shall deliver to Buyer the following documents, any of which may be waived by Buyer in its discretion;

(a) Certificate of Existence for the Company, dated as of a date not more than five (5) Business Days prior to the Closing Date, as issued by the appropriate Governmental or Regulatory Agency;

(b) Tax Clearance Certificate, dated as of a date not more than five (5) Business days prior to the Closing Date, as issued by the South Carolina Department of Treasury;

(c) certificates of an authorized officer of the Company and by each Seller, dated as of the Closing Date, certifying as set forth in Sections 7.1(a) and 7.1(b);

(d) stock certificates evidencing, in the aggregate, the Purchased Shares, accompanied by duly executed irrevocable stock powers;

(e) a counterpart to the Escrow Agreement, duly executed by each Seller;

(f) a counterpart to the Collection Agreement, duly executed by the Company;

(g) UCC-3 termination statements and pay-off letters reasonably satisfactory to Buyer that all Indebtedness of the Company set forth on Schedule 2.2(b) of the Disclosure Schedule has been or will be discharged as of the Closing Date, including copies of all releases related thereto;

(h) Employment Agreements, between the Company and each of Dr. Williams, Dr. Goetowski and Dr. Andrews, in the form annexed hereto as Exhibit 8.2(h), duly executed by each applicable Seller and Dr. Andrews (the “Physician Employment Agreements”‘).

(i) a Real Property Lease Agreement for the Facility, between the Company and the owner of the real property upon which the Facility is located, substantially in the form attached hereto as Exhibit 8.2(i) (the “Real Property Lease”);

(j) a legal opinion from counsel to the Company, substantially in the form annexed hereto as Exhibit 8.2(j);

(k) evidence of the effectiveness of the Conversion in form reasonably acceptable to Buyer;

(1) evidence of the termination of the Terminated Agreements, in form reasonably acceptable to Buyer;

(m) duly executed resignations as officers and directors of the Company by each Seller, effective as of the Closing Date;

(n) all Seller Consents, in form reasonably acceptable to Buyer; and

(o) all such other documents, instruments and agreements deemed reasonably necessary by Buyer or its counsel to effect the Transactions contemplated hereunder.

9. Indemnification.

9.1 Indemnification of Buyer. Subject to the conditions and limitations herein, Sellers, severally and not jointly, in proportion to each Seller’s percentage ownership interest in the Purchased Shares on the initial date of this Agreement (i.e. R. Steven Bass, M.D. at 75%; Todd Williams, M.D. at 15%; and Paul Goetowski, M.D. at 10%), agree to indemnify and hold harmless Buyer and its officers, directors, shareholders, employees, agents, representatives, and Affiliates (the “Buyer Indemnitees”) from and against all claims, suits, obligations, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees incurred by the Buyer Indemnitees incurred in attempting to enforce this indemnity (“Losses”), based upon, arising out of or resulting from:

(a) any breach of any of the representations, warranties, covenants or agreements made by Sellers contained in this Agreement;

(b) any and all Actions initiated by a third party for alleged liabilities or obligations of the Company to the extent arising from operation of the Business prior to the Closing Date;

(c) any and all Actions initiated by a third party, including without limitation, any former and present interest holder in the Company, related to the distribution of all or any portion of the Purchase Price; and

(d) any and all claims brought by any employee of Seller to the extent arising from employment during the period prior to the Closing Date.

9.2 Indemnification of Seller. Buyer hereby agrees to indemnify and hold harmless Sellers and their respective agents, representatives and Affiliates, as applicable (the “Seller Indemnitees”) from and against (a) all Losses based upon, arising out of or resulting from any breach of Buyer’s representations, warranties, covenants or agreements contained in this Agreement and (b) all Losses associated with the operation of the Business on and after the Closing Date.

9.3 Limitations on Claims for Certain Losses. Sellers shall not be obligated to make any indemnification under Section 9.1 hereof unless the aggregate Losses suffered by Buyer exceed, in the aggregate, Two Hundred Thousand Dollars ($200,000.00), but, in the event such Losses do exceed such threshold, then Sellers shall be liable for indemnification with respect to all Losses in excess of One Hundred Thousand Dollars ($100,000.00). Furthermore, and subject to the remaining provisions of this Section 9.3, the maximum aggregate liability of Sellers for all Losses under Section 9.1 hereof shall not exceed, in the aggregate, the Purchase Price (“Seller Indemnification Cap”). All indemnification amounts a Party is entitled to receive shall be net of any insurance with respect to the applicable Loss, and shall be net of tax benefit to the Party with respect to such Loss. Notwithstanding any provision of this Agreement to the contrary, the Seller Indemnification Cap shall not apply and be void and of no effect as to any of the following: (a) breaches of the representations and warranties in Sections 4.4 and 4.15, and (b) intentional misrepresentation or fraud on the part of Sellers.

9.4 Notice and Opportunity to Defend. If any Party (the “Indemnitee”) receives notice of any claim or the commencement of any Action with respect to which any other Party is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 9.1 or 9.2, the Indemnitee shall promptly, (and in any event within five (5) Business Days after receiving notice of the claim) give the Indemnifying Party notice thereof; provided, however, that the failure to deliver such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement except to the extent the failure to deliver such notice prejudices the Indemnifying Party’s ability to defend such proceeding. The Indemnifying Party may compromise and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability; provided, however, that Indemnitee shall not compromise or settle any such matter without Indemnifying Party’s prior written consent. The Indemnitee, at its own expense, can choose to have its counsel participate in the defense of such asserted liability; provided, however, the Indemnifying Party’s counsel shall control such defense. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate to such defense.

9.5 Payment. The Indemnifying Party shall pay the Indemnitee the amount of established claims for indemnification within thirty (30) days after the establishment thereof (the “Due Date”). Any amounts not paid by the Indemnifying Party when due under this Section 9.5 shall bear interest from the Due Date thereof until the date paid at a rate equal to one (1) point above the interest announced from time to time by Citibank, N.A. as its prime or base rate of interest; provided, in lieu of such interest the Indemnifying Party may pay the claimed amount into escrow to be invested in government guaranteed funds pending final determination of liability for such amount.

9.6 Indemnification Rights. The right of any Party to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations contained herein shall not be affected by any investigation of such Party conducted with respect to, or any Knowledge acquired (or capable of being acquired) by such Party at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

9.7 Exclusive Remedy. Absent fraud and except as otherwise stated herein, the indemnification provisions of this Section 9 will be the sole and exclusive remedy of the Buyer and the Sellers after the Closing for any Losses suffered by a Party in connection with this Agreement.

10. Non-Compete and Non-Solicitation.

10.1 From the period beginning on the Closing Date and until the later of the following: (a) five (5) years following the Closing Date; or (b) two (2) years from the termination or expiration of a Physician Employment Agreement (as to each applicable Seller individually), each Seller agrees that he shall not, nor shall any of them permit any Person, directly or indirectly (alone or together with others) controlling, controlled by, Affiliated with or related to a Seller to, directly or indirectly (including through ownership, management, operation, or Control of any other Person, or participation in the ownership, management, operation or Control of any other Person, or by being connected with or having any interest in, as a stockholder, agent, consultant or partner, any other Person):

(a) engage in the ownership, operation, Control, or management of radiation oncology facilities, or otherwise engage in the provision of radiation oncology services (whether as a separate business or in conjunction with any business or practice), in any manner that is competitive with the Company (a “Competing Business”) within a radius of seventy five (75) miles from the Facility (the “Service Area”);

(b) have any interest, whether as owner, stockholder, member, partner, director, officer, consultant or otherwise, in any Competing Business in the Service Area; provided, however, that the foregoing restriction shall not prevent any Seller from owning stock in any Competing Business listed on a national securities exchange or traded in the over-the-counter market; provided that such Seller does not own more than an aggregate of one percent (1%) of the stock of such entity; or

(c) directly or indirectly employ or retain or attempt to employ or retain or knowingly arrange or solicit to have any other Person employ or retain, any employee or any other Person who heretofore (during the six (6) month period ending on the Closing Date)

has been employed or retained by the Company in connection with any aspect of the Business, excluding, however, any consultants retained by the Company prior to the Closing Date and any employees whose employment with the Company is terminated following the Closing Date; and provided, that the restrictions in this subsection 10.1(c) do not pertain to Collins Wakefield, who may be employed by one or more of the Sellers in a business that is not a Competing Business within the Service Area.

10.2 Sellers acknowledge that the restrictive covenants contained herein have unique value to Buyer, the breach of which cannot be adequately compensated in an action of law. Sellers further agree that, in the event of the breach of the restrictive covenants contained herein, Buyer shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining any Seller from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Buyer shall be entitled to a temporary restraining order and a preliminary injunction. The prevailing Party shall be entitled to reimbursement from the other Party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such Action. No such remedy shall be construed to be the exclusive remedy of Buyer and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.

10.3 If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this Section 10, or portion of any such covenants, too extensive or unenforceable, the other provisions of this Section 10 shall nevertheless stand and remain enforceable according to their terms. In such circumstance, the Parties expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.

10.4 The provisions of this Section 10 shall survive the execution and delivery of this Agreement.

11. Disclosure of Information.

11.1 Confidential Information. Each of the Parties hereto recognizes and acknowledges that (a) the Transaction (including the terms and existence of this Agreement and the other Transaction Documents) are highly confidential matters, and (b) during the course of negotiations in connection with the transaction contemplated hereby each Party will grant access to, certain plans, systems, methods, designs, procedures, books and records relating to operations, personnel and practices, as well as records, documents and information concerning business activities, practices, procedures and other confidential information of the other Party (all of the foregoing, collectively, the “Confidential Information”), all of which constitute and will constitute valuable, special and unique assets of such Party’s business. Each Party hereto shall treat Confidential Information as confidential, shall make all reasonable efforts to preserve its confidentiality, and shall not duplicate or disclose such Confidential Information, except in connection with the transaction contemplated hereby to advisors, attorneys, accountants, bankers, investment bankers, consultants and Affiliates (the foregoing parties being referred to herein as

“Designated Representatives”) as Buyer and Sellers in their reasonable discretion, shall deem necessary and which Designated Representatives shall agree to be bound by an obligation of confidentiality at least as restrictive as set forth herein. Except for such disclosure to Designated Representatives as may be necessary or appropriate and such public or other disclosures as may be required by court order or any state or federal law or regulation to which a Party is subject or in order to defend litigation (in which case the disclosing Party shall provide the other Party with notice and a copy of the required disclosure a reasonable period of time in advance of such disclosure), the Parties agree to use all reasonable efforts to maintain in confidence the existence and terms of this Agreement and the Transaction and no Party shall issue any press release or public statement without the prior written consent of all other Parties.

11.2 Injunctive Relief. The Parties hereto acknowledge that the restrictions contained in Section 11.1, in view of the nature of the business in which the other Parties are engaged, are reasonable and necessary in order to protect the respective legitimate interests of such other Parties, and that any material violation thereof could result in irreparable injuries to such other Party. Each Party therefore acknowledges that, in the event of a breach or threatened breach of the provisions of this Section 11, the other Party shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining the breaching Party from disclosing any such records, documents or information to any person, firm, corporation, association or other entity whatsoever or from using any thereof in any manner whatsoever.

11.3 Other Remedies. Nothing contained in this Section 11 shall be construed as prohibiting any Party hereto from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

11.4 Survival. The provisions of this Section 11 shall survive the execution and delivery of this Agreement.

12. Survival.

12.1 The Parties agree that the representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing and continue in full force for a period of two (2) years after Closing; provided, the representations and warranties of Sellers in Section 4.4, Section 4.14(c) and Section 4.15 shall survive Closing until expiration of the applicable statute of limitations period governing the matters set forth in such Section.

12.2 No Action for indemnity for a breach of the representations and warranties contained herein shall be brought after the end of the survival period set forth in Section 12.1. Except as otherwise expressly set forth herein, each of the covenants set forth in this Agreement and the indemnification obligations of the Parties set forth in this Agreement shall survive the Closing for the applicable statute of limitations period governing the respective matters set forth therein.

13. Further Assurances.

13.1 Each of the Parties hereto shall, at the request of the other Party, furnish, execute and deliver such documents, instruments, certificates, notices and further assurances as counsel for the requesting Party shall reasonably deem necessary or desirable to effect complete consummation of this Agreement and the consummation of each of the Transaction Documents and to carry out the Transactions, or in connection with the preparation and filing of reports required or requested by any Governmental or Regulatory Authority.

13.2 At either Party’s request and upon reasonable notice, the other Party shall provide the requesting Party with access to all books and records related to the Business for purposes of review by any Governmental or Regulatory Authority having jurisdiction over Buyer or Sellers.

14. Termination.

14.1 This Agreement may be terminated and the Transactions hereby may be abandoned at any time up to and including the Closing Date as follows:

(a) by the mutual written agreement of the Parties;

(b) by either Buyer, on the one hand, or Sellers, on the other hand, upon ten (10) days prior written notice if the other Party is in material breach of its obligations hereunder and such breach has not been cured by the breaching Party within ten (10) days after receiving written notice thereof;

(c) by Buyer in the event the conditions set forth in Section 7.1 hereof have not been satisfied or waived by Buyer by the Closing Date;

(d) by Sellers in the event the conditions set forth in Section 7.2 hereof have not been satisfied or waived by Sellers by the Closing Date;

(e) by Buyer in the event there occurs a “material reduction” in the SGR (as such terms are defined in Section 14.2 below); and

(f) by either Buyer, on the one hand, or Sellers, on the other hand, in the event the Closing has not occurred by August 1, 2010 and the time for Closing has not been extended by mutual written agreement of the Parties.

14.2 If this Agreement is terminated by Sellers pursuant to Section 14.1(b) or by Buyer for any reason other than (a) failure of Sellers to cure a material breach as provided in Section 14.1(b), (b) failure of Sellers to satisfy the closing conditions set forth in Section 7.1, (c) pursuant to Section 14.1(f), or (d) the occurrence of a “material reduction” in the SGR (as defined below), Buyer shall cause the Deposit to be paid to the Sellers as liquidated damages, (the “Termination Payment”). The Termination Payment shall be made by delivery of Buyer and Sellers of a joint instruction to the Escrow Agent to disburse such amount to Sellers. Notwithstanding the foregoing, if Buyer terminates this Agreement due to the occurrence of a “material reduction” of the Sustainable Growth Rate for Medicare fees (“SGR”) (it being agreed by Buyer and Sellers that any reduction of the SGR of fifteen percent (15%) or more of the current SGR (i.e. a reduction from the current SGR of 36.07 to an SGR that is below 30.66) shall constitute a material reduction for purposes of Section 14.1(e) and this Section 14.2), the Termination Payment shall be an amount determined as follows (and the balance of the Deposit, if any, shall be paid to Buyer): $100,000 if the Agreement is terminated pursuant to Section 14.1(e) in April, 2010; $150,000 if the Agreement is terminated pursuant to Section 14.1(e) in May, 2010; and the full Deposit if the Agreement is terminated pursuant to Section 14.1(e) after May 31, 2010. Upon payment of the Termination Payment in the above circumstances, neither Buyer nor its Affiliates shall have any further liability with respect to this Agreement and the Transactions, or otherwise. Any payment made pursuant to this Section 14.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law. If this Agreement is terminated other than as set forth in the first or third sentences of this Section 14.2, the Parties shall deliver a joint instruction to the Escrow Agent to disburse the Deposit to the Buyer.

14.3 In the event of a termination under this Section 14, all obligations of the Parties hereto shall terminate, except (a) the obligations of the Parties set forth in Section 11 hereof, (b) any obligation of a Party for breach of this Agreement by a Party prior to termination, and (c) any obligation that by its terms survives such termination (including without limitation the obligations of Buyer in Section 14.4). No Party may terminate this Agreement if such party is in material breach of this Agreement.

14.4 If this Agreement is terminated prior to Closing by Sellers pursuant to Section 14.1(b), or by Buyer for any reason other than (a) failure of Sellers to cure a material breach as provided in Section 14.1(b), or (b) failure of Sellers to satisfy the closing conditions set forth in Section 7.1 of this Agreement, for a period of two (2) years after such termination Buyer shall not (directly or through any Affiliate of Buyer):

(a) engage in any Competing Business within the Service Area;

(b) have any interest, whether as owner, stockholder, member, partner, director, officer, consultant or otherwise, in any Competing Business in the Service Area; or

(c) directly or indirectly employ or retain or attempt to employ or retain or knowingly arrange or solicit to have any other Person employ or retain, any employee, consultant or any Person who heretofore (during the six (6) month period ending on the date of termination) has been employed or retained by the Company in connection with any aspect of the Business.

15. Miscellaneous.

15.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

If to Sellers:	R. Steven Bass, M.D., as Sellers’ representative
4708 Oleander Drive
Myrtle Beach, SC 29577

-and-

Carolina Regional Cancer Center, P.A.
4708 Oleander Drive
Myrtle Beach, SC 29577
Attention: Collins Wakefield
Chief Financial Officer
With a copy to:	Parker, Poe, Adams & Bernstein
1201 Main Street - Suite 1450
Columbia, SC 29201-3270
Attention: David Summer, Esq.
Tel: (803) 253-8910
Fax: (803) 255-8017
E-Mail: davidsummer@parkerpoe.com

If to Buyer to:	21st Century Oncology of South Carolina, LLC
c/o Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Daniel Dosoretz, M.D.
President and Chief Executive Officer

- and-

Radiation Therapy Services, Inc.
1010 Northern Boulevard - Suite 314
Great Neck, New York 11021
Attention: Norton L. Travis, Esq.
Executive Vice President and General Counsel

With a copy to:	Garfunkel Wild, P.C.
111 Great Neck Road
Great Neck, New York 11021
Attention: Raymond P. Mulry, Esq.
Tel: (516) 393-2200
Fax: (516) 466-5964
E-Mail: rmulry@gwtlaw.com

15.2 Entire Agreement. This Agreement and each of the Transaction Documents (including the Exhibits and Disclosure Schedule hereto and thereto) contains the entire agreement among the Parties with respect to the Transactions and supersedes all prior agreements, written or oral, with respect thereto.

15.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.

15.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina without regard to its conflicts of law principles.

15.5 Venue; Service of Process. THE PARTIES HEREBY WAIVE TRIAL BY JURY AND AGREE AND CONSENT THAT ANY ACTION WITH RESPECT TO THIS AGREEMENT SHALL ONLY BE BROUGHT IN THE COURTS OF THE STATE OF SOUTH CAROLINA IN HORRY COUNTY. By execution and delivery of this Agreement, each such Party hereby (a) accepts the jurisdiction of the aforesaid courts; (b) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the venue set forth above; and (c) further waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

15.6 Savings Clause. If any provision of this Agreement, or the application of any provision hereof to any person or circumstances, is held to be legally invalid, inoperative or unenforceable, then the remainder of this Agreement shall not be affected unless the invalid provision substantially impairs the benefit of the remaining portions of this Agreement to all of the Parties.

15.7 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the term “Section” refers to the specified Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

15.8 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated hereby as a part of this Agreement as fully as if set forth in full herein.

15.9 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.10 Expenses. Except as otherwise expressly set forth herein, each Party shall bear its own expenses arising out of the negotiation and execution of the Transaction Documents and the consummation of the Transactions, including, without limitation, any and all filing fees, legal, accounting advisory and other professional fees and expenses incurred by such Party in connection therewith.

15.11 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by (a) Sellers without the prior written consent of Buyer, or (b) Buyer without the prior written consent of Sellers; provided, however, that Buyer shall have the right, without the consent of Sellers, to assign all or any portion of its rights, duties and obligations under this Agreement and under any Transaction Document to any Affiliate of Buyer so long as Buyer remains liable hereunder or thereunder, to the extent practicable.

15.12 Reproductions. This Agreement and all Transaction Documents in the possession of any Party which relate hereto or thereto may be reproduced by such Party, and any such reproduction shall be admissible in evidence, with the same effect as the original itself, in any judicial or other administrative proceeding, whether the original is in existence or not. No Party will object to the admission in evidence of any such reproduction, unless the objecting Party reasonably believes that the reproduction does not accurately reflect the contents of the original and objects on that basis

15.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument. Delivery of a copy of a Transaction Document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written.

BUYER:

21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: CFO

SELLERS:

/s/ Steven Bass
Steven Bass, M.D.

/s/ Paul Goetowski
Paul Goetowski, M.D.

/s/ Todd Williams
Todd Williams, M.D.